Exhibit 99.1

Microsoft Reports Third-Quarter Results

Strong momentum of new products drives 13% revenue growth

REDMOND, Wash. — April 27, 2006 — Microsoft Corp. today announced third-quarter revenue of $10.90 billion for the period ended March 31, 2006, a 13% increase over the same quarter of the prior year. Operating income for the quarter was $3.89 billion, or a 17% increase compared with $3.33 billion in the prior-year period. Operating income for the third quarter included $397 million, compared with $768 million in the prior-year period, for certain legal charges. Net income and diluted earnings per share for the third quarter were $2.98 billion and $0.29 per share, which included $0.03 of legal charges. For the same quarter of the previous year, net income and diluted earnings per share were $2.56 billion and $0.23, which included $0.05 per share of legal charges.

“We are pleased with the increasing pace of revenue growth throughout this fiscal year fueled by strong demand for our new consumer and business offerings,” said Chris Liddell, chief financial officer of Microsoft. “We are now accelerating our investments in the business to drive future growth, which is reflected in our financial guidance. We believe next fiscal year will deliver even stronger double-digit revenue growth than this year. Given our confidence in the future, we have also continued our momentum on buyback execution, acquiring $4.9 billion of our stock during the quarter.”

Demand for Microsoft’s recently released products for business and consumer customers drove robust performance during the quarter in the Home and Entertainment, Microsoft Business Solutions and Server and Tools groups. Home and Entertainment revenue was up more than 80% due to strong demand for the Xbox 360™ system; Microsoft Business Solutions delivered 21% revenue growth due to continued customer interest in the

Microsoft Dynamics™ line of business management solutions. This quarter marked the fifteenth consecutive quarter of double digit revenue growth for Server and Tools. “The Windows Server™ platform value proposition is truly resonating with customers, as shown by growth in Microsoft® SQL Server™ revenue of over 30% this quarter,” said Kevin Johnson, co-president, Platforms & Services Division. “Enterprise customers are increasingly selecting SQL Server to run their mission-critical applications because of its high performance, security and business intelligence capabilities.”

Business Outlook

Microsoft management offers the following guidance for the quarter ending June 30, 2006:

•	Revenue is expected to be in the range of $11.5 billion to $11.7 billion.

•	Operating income is expected to be in the range of $4.0 billion to $4.2 billion.

•	Diluted earnings per share are expected to be $0.30.

Management offers the following preliminary guidance for the full fiscal year ending June 30, 2007:

•	Revenue is expected to be in the range of $49.5 billion to $50.5 billion.

•	Operating income is expected to be in the range of $18.7 billion to $19.3 billion.

•	Diluted earnings per share are expected to be in the range of $1.36 to $1.41.

Additional details on fiscal year 2007 guidance will be provided in the fourth-quarter earnings announcement and during the company’s Financial Analyst Meeting in July.

Webcast Details and 10-Q Filing

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, chief financial officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session and the 10-Q filing may be accessed at

http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on April 27, 2007.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

#########

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to our core business model;

•	intense competition in all our markets;

•	our continued ability to protect the company’s intellectual property rights;

•	claims that we have infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of our source code;

•	actual or perceived security vulnerabilities in our products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how we design and market our products;

•	our ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox® product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect our reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting our business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN®; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of April 27, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Xbox 360, Microsoft Dynamics, and Windows Server are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.